Exhibit 21

Subsidiaries of Registrant

Subsidiary	Jurisdiction of Organization
Immucor Medizinische Diagnostik GmbH	Germany

Immucor Italia S.p.A.	Italy

Immucor Diagnosticos Medicos Lda.	Portugal

Dominion Biologicals Limited	Canada

Immucor, S.L.	Spain

Immucor Gamma Benelux SPRL.	Belgium

Immucor K. K.	Japan

Immucor France S.A.S.	France

IBG Immucor Limited	United Kingdom

BCA Acquisition Corporation	United States (Georgia)

BioArray Solutions Limited	United States (New Jersey)

The Company owns, directly or indirectly, 100% of each of the above entities.